Exhibit 10.3

WAIVER AND CONSENT

THIS WAIVER AND CONSENT (“Waiver and Consent”) is provided by David Farrell (“Executive”) to GTY Technology Holdings Inc. (the “Company”) effective as of January 26, 2022 (the “Effective Date”).

1.       Executive and Company entered into an amended and restated letter agreement dated April 15, 2021 (the “Agreement”). Capitalized terms used and not defined in this Waiver and Consent have the meanings assigned to them in the Agreement.

2.       Section 2 of the Agreement requires the Company to pay an Annual Bonus in cash (the “Cash Payment Requirement”).

3.       Company has requested that Executive permit the Company to pay the Annual Bonus for 2021 in cash, Restricted Stock Units with a vesting period of no more than one year, or a combination of both at the Company’s discretion (the “Cash-or-Equity Payment Option”).

4.       Executive is willing to waive, and by executing this Waiver and Consent does waive, the Cash Payment Requirement and consents to the Cash-or-Equity Payment Option with respect to the Annual Bonus for 2021.

5.       The Waiver and Consent does not constitute a waiver of or consent to any matter other than as expressly provided herein. Executive’s execution of this Waiver and Consent is not, and shall not be construed as, a modification of the terms of the Agreement, except as expressly described in this Waiver and Consent.

IN WITNESS WHEREOF, Executive has executed this Waiver and Consent as of the Effective Date.

DAVID FARRELL

/s/ David Farrell